[HIGHFIELDS CAPITAL LETTERHEAD APPEARS HERE]

                                                                    Exhibit 99.1


Tuesday, February 16, 1999



By Personal Delivery
--------------------

Mr. Jeremiah J. Sheehan
Chairman of the Board and
Chief Executive Officer
Reynolds Metals Company
6601 West Broad Street
Richmond, Virginia 23230

Dear Jerry:

     As we mentioned to you at our meeting today, Highfields Capital is submitting the attached written notice of a stockholder proposal in order to preserve our flexibility to present it at the 1999 Annual Meeting. As you are aware, we need to submit this proposal today to be sure to make the deadline for submitting such a proposal under the Company's By-Laws. We look forward to having further discussions with you in the weeks ahead and hope that our concerns as investors in the Company can be addressed. Again, thank you for taking the time to meet with us today.


Sincerely,

/s/ Richard L. Grubman
Richard L. Grubman
Managing Director

[HIGHFIELDS CAPITAL LETTERHEAD APPEARS HERE]




Tuesday, February 16, 1999



By Personal Delivery
--------------------

Ms. Donna C. Dabney
Secretary
Reynolds Metals Company
6601 West Broad Street
Richmond, Virginia 23230

Dear Ms. Dabney:

     In accordance with Article II, Section 4 of the by-laws of Reynolds Metals Company (the "Company"), Highfields Capital I LP ("Highfields"), the record owner of 100 shares of the Company's common stock as of the date hereof, is hereby furnishing written notice of business to be brought before the Company's 1999 Annual Meeting. Highfields Capital Management LP, the investment advisor to Highfields, is the beneficial owner of 2,926,300 shares of the Company's common stock.

     In accordance with clause (iii) of Article II, Section 4 of the Company's by-laws, Highfields' notice hereby sets forth the following information:

(a)  Business Proposed to be Brought Before the Meeting.  Highfields hereby
     --------------------------------------------------
     submits the following proposal for presentation at the 1999 Annual Meeting:

          "Resolved, that shareholders ask the Board of Directors of the Company to retain an investment banking firm to explore strategic alternatives for maximizing shareholder value."

     Supporting statement:

          "Notwithstanding the Company's operational improvements since the initiation of management's portfolio review restructuring program in October 1996, the Company's stock has remained depressed and has been dramatically underperforming the stock of other aluminum companies for a significant period of time. Over the past five years the Company's stock has fallen approximately 11%; since October 1996, it has fallen approximately 17%. The Company's current share price does not reflect the substantial value that we believe could be realized by separating the Company's Packaging and Consumer business unit from its Base Materials and other business units.



          Comparable packaging and consumer companies currently trade at valuations which we believe imply that a conservative value of this business unit represents at least $35 per share of Company common stock. Alternatively, we believe that current valuations of comparable alumina and aluminum production capacity imply a conservative valuation for the

Ms. Donna C. Dabney
February 16, 1999
Page 2

     Company's Base Materials business unit, net of the Company's debt and based on the current price and outlook for aluminum, of at least $60 per share. In addition, the Company operates business units in Construction and Distribution and Transportation. In summary, based on a sum of the parts analysis, we believe that the total value of the Company's business units net of debt exceeds its current market capitalization by over one hundred percent.



          Because maintaining the status quo has not and is unlikely to unlock this value, the Board of Directors should retain an investment banking firm to explore all strategic alternatives for maximizing shareholder value, including, but not limited to, a sale, spin-off or split-off of some or all of the Company's business units or assets."


(b)  Person Proposing to Bring Such Business Before the Meeting.
     ----------------------------------------------------------


          Highfields Capital I LP
          200 Clarendon Street
          Boston, MA 02117
          Attention: Richard Grubman


(c)  Class and Number of Shares Held.  Highfields is the record owner of 100
     -------------------------------
     shares and the beneficial owner of 271,220 shares of the Company's common stock as of the date of this notice, representing approximately .00016% and 0.42%, respectively, of the outstanding shares of the Company's common stock/1/. Highfields does not have the right to vote any other shares of the Company's common stock pursuant to a proxy or other voting arrangement. The following table sets forth the beneficial ownership of the Company's common stock by Highfields and its affiliates.



                                               Percentage
     Name                          Amount      of Class/1/
     ----                          ------      -----------
     Highfields Capital I LP         271,220      0.42%
     Highfields Capital II LP        496,811      0.77%
     Highfields Capital Ltd.       2,158,269      3.35%
                                   ----------     ----
     Highfields Capital            2,926,300/2/   4.54%
       Management LP


    Highfields is not aware of any announcement by the Company of a record date for the 1999 Annual Meeting.



(d)  Information Regarding Director Nominees(s).  Not applicable.
     ------------------------------------------

(e)  Other Information. Highfields, Highfields Capital II LP and Highfields
     -----------------
     Capital Ltd. (collectively, the "Funds") are investment funds, and Highfields Capital Management LP, the investment advisor to the Funds (the "Investment Advisor"), is primarily engaged in the business of investment management. The principal business address of the Investment Advisor and each of the

------------------
/1/ Based on 64,456,697 total shares outstanding as reported in the Company's
    Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

/2/ Represents shares beneficially owned by Highfields, Highfields Capital II LP and Highfields Capital Ltd. Highfields Capital Management LP is the investment advisor to Highfields, Highfields Capital II LP and Highfields Capital Ltd.

Ms. Donna C. Dabney
February 16, 1999
Page 3

     Funds, except Highfields Capital Ltd., is 200 Clarendon Street, Boston, Massachusetts 02117, and the telephone number there is (617) 850-7500. The principal business address of Highfields Capital Ltd. is c/o Goldman Sachs (Cayman) Trust Limited, Harbor Center, 2nd Floor, P.O. Box 896, George Town, Grand Cayman, Cayman Islands, B.W.I., and the telephone number there is 345-949-6770. As of the date of this notice, each of the Funds and the Investment Advisor beneficially owned the shares of Company common stock set forth in paragraph (c) above.


     Except as set forth in this notice, to the best knowledge of each of the Funds and the Investment Advisor, none of such persons or any associate of any of the foregoing persons (i) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 1999 Annual Meeting, (ii) owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company, (iii) owns any securities of the Company of record but not beneficially, (iv) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (v) is or has been a party to any contract, arrangement or understanding with respect to any securities of the Company within the past year, (vi) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year or (vii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this notice, to the best knowledge of each of the Funds and the Investment Advisor, none of such persons or any associate or immediate family member of any of the foregoing persons has had or is to have a direct or indirect material interest in any transaction with the Company since the beginning of the Company's last fiscal year, or any proposed transaction, to which the Company or any of its affiliates was or is a party.

     Highfields presently does not intend to solicit proxies relating to the aforementioned business proposed to be brought before the Company's 1999 Annual Meeting and therefore is not filing a proxy statement. Accordingly, we respectfully request that the Company include with its proxy statement for the 1999 Annual Meeting Highfields' proposal as presented above and boxes on the accompanying proxy card to permit stockholders of the Company to express their approval or disapproval for this proposal.


Thank you for your assistance.


Sincerely,

/s/ Kenneth H. Colburn
Kenneth H. Colburn
Chief Operating Officer